Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:09 PM 06/07/2012
FILED 03:05 PM 06/07/2012
SRV 120715076 - 3880284 FILE

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROFESSOR CONNOR’S, INC.

Under Section 242 of the General Corporation Law of the State of Delaware

Professor Connor’s Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY, as follows:

FIRST: The name of the Corporation is Professor Connor’s, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2004. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 25, 2006. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 23, 2010.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and substituting in lieu thereof a new first paragraph of Article FOURTH to read as follows:

“FOURTH: The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 89,250,000 shares. The authorized capital stock is divided into (i) 35,250,000 shares of preferred stock, with par value of $0.001 per share (the “Preferred Stock”); and (ii) 54,000,000 shares of common stock (the “Common Stock”), with par value of $0.001 per share.

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first two sentences of Article FOURTH, Part E in their entirety and substituting in lieu thereof a new first two sentences of Article FOURTH, Part E to read as follows:

“15,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” in this Part E of this Article Fourth refer to sections of Part E of this Article Fourth.”

FIFTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH, Part E, Section 1.1 in its entirety and substituting in lieu thereof a new Article FOURTH, Part E, Section 1.1, to read as follows:

“1.1 Except as otherwise provided herein, dividends shall accrue on each share of Series C Preferred Stock at a rate of 8% per annum of the sum of the Series C Original Issue Price plus the amount of previously accumulated and unpaid dividends under this Section 1.1 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Accruing Dividends”) from and after the date of issuance of each such share of Series C Preferred Stock. Accruing Dividends shall compound on the last day of each calendar quarter following the date of issuance of each such share of Series C Preferred Stock. Accruing Dividends shall accrue from day to day and be cumulative, whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of the Accruing Dividends; provided, however, that except as set forth in Section 2 and Section 6, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors (the “Series C Dividend Payment Date”). The date on which the Corporation issues any share of Series C Preferred Stock shall be deemed to be its “date of issuance”.

SIXTH: The amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation as of this 7th day of June, 2012.

PROFESSOR CONNOR’S, INC.

By:

	Name:	Richard Kassar
	Title:	President